Exhibit 99.1

LCA-Vision Reports Third Quarter 2008 Financial Results

CINCINNATI, Oct. 28, 2008/PRNewswire-FirstCall/ --  LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operational results for the three months and nine months ended September 30, 2008.

Third Quarter 2008 Financial & Operational Results (all comparisons are versus the third quarter of 2007)
▪	Revenue was $37.4 million compared with $74.6 million; adjusted revenue was $33.0 million compared with $66.9 million.
▪	Procedure volume was 21,484 compared with 44,547.
▪	Same-store revenue decreased 52.4%; adjusted same-store revenue decreased 53.5%. There were 68 vision centers included in same-store revenue.
▪	Operating loss was $6.2 million compared with operating income of $14.1 million; the adjusted operating loss was $10.1 million compared with adjusted operating income of $7.2 million.
▪	Net loss was $4.7 million or $0.25 per diluted share, compared with net income of $10.0 million or $0.51 per diluted share.
▪	Opened new LasikPlus® vision centers in Nashville, Tennessee and Arlington, Texas and relocated LasikPlus® vision centers in Raleigh, North Carolina, and Orlando, Florida.

Year-to-Date 2008 Financial & Operational Results (all comparisons are versus the first nine months of 2007)
▪	Revenue was $171.1 million compared with $222.9 million; adjusted revenue was $156.2 million compared with $221.8 million.
▪	Procedure volume was 95,729 compared with 152,316.
▪	Operating income was $1.4 million compared with $39.7 million; the adjusted operating loss was $12.1 million compared with adjusted operating income of $38.7 million.
▪	Net income was $1.6 million, or $0.09 per diluted share, compared with net income of $28.4 million, or $1.41 per diluted share.

LCA-Vision is providing adjusted revenue and operating income as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties. A reconciliation of revenue and operating income (loss) as reported in accordance with Generally Accepted Accounting Principles (GAAP) is provided on the last page of this news release. Management believes the adjusted information is more reflective of operating performance and, therefore, more meaningful to investors.

“As previously announced, declining appointment volume led to a 52% decrease in total procedure volume for the third quarter of 2008, compared with the third quarter of 2007,” said Steven C. Straus, Chief Executive Officer of LCA-Vision. “That said, we saw modest improvements in appointment show rates, conversion rates and treatment show rates in this year’s third quarter compared to the second quarter, which we attribute to the implementation of business initiatives aimed at driving procedure volume.

“We also reported a $100 decline in our average price-per-procedure, excluding the impact of deferred revenue, compared with the second quarter of this year. The decline reflects the rollout of market-level pricing in July. An evaluation of this pricing program indicates that it has produced mixed results, with favorable changes in conversion in some markets and less effect on conversion in other markets. We have modified the pricing in those markets that were found to be inelastic, which is expected to result in an overall increase in average price-per-procedure in coming periods. We will monitor the relationship between price and conversion in each market on a monthly basis and make adjustments as appropriate to maximize revenue.

“In the third quarter, we reduced our media expenditures to $8.3 million, or by 46% as compared with the 2008 second quarter, as we aligned spending with the current tightening we are seeing in discretionary consumer spending. The resulting benefit was a marketing-spend-per-procedure saving of 25% to $386, compared with $514 in the 2008 second quarter,” he said. “Our media programs are being consolidated under a proven, single lead agency with relevant industry experience to better integrate various marketing programs and leverage the best of our marketing agency partners. As part of this strategy, market research is currently being conducted. Our re-engineered program is designed to assist in maximizing our marketing and procedure volume results, with a goal of continuing to improve our marketing-spend-per-procedure over time. We expect marketing expenses for the fourth quarter of 2008 in the $8 million to $9 million range.

“During the third quarter, we opened new LasikPlus® vision centers in Nashville, Tennessee and Arlington, Texas, and relocated existing centers in Raleigh, North Carolina, and Orlando, Florida,” said Mr. Straus. “In October, we closed our vision center in Boise, Idaho after a year of operation, and we recently converted our vision center in Alpharetta, Georgia to a pre-operation / post-operation facility, with actual procedures to be performed at the three other nearby LasikPlus® vision centers in Atlanta. These decisions were based on a number of factors that included an evaluation of the anticipated timing of improvement in procedure volume and the extent of that improvement, as well as the costs associated with center closing. We expect to report a charge of $600,000 related to the Boise center closing in the fourth quarter of this year. We will continue to monitor the financial performance of all vision centers on a monthly basis.”

LCA-Vision’s Interim Chief Financial Officer Michael Celebrezze commented, “Our cost control and cash conservation measures are having the desired results as we continue to take actions that we believe are prudent given the current economic environment. Among these, we reduced headcount in the vision centers, national call center and corporate office during the quarter, reduced marketing expense significantly, and are reducing costs in all other discretionary areas. Capital expenditures are being minimized by halting new center openings and center relocations for the rest of 2008 and dividend payments for the time being. Working capital is also being closely managed. During the third quarter we adjusted payment terms with most vendors to 30 days and generated $4.5 million of cash through accounts payable management. As we have reduced expenses and spending to a low level, cash flow in the fourth quarter and beyond will largely be dependent on the level of procedure volume and changes in working capital.”

Cash & Investments
Net cash provided by operating activities in the first nine months of 2008 was $9.9 million. Cash and investments totaled $67.1 million as of September 30, 2008, compared with cash and investments of $62.4 million as of December 31, 2007, and $67.9 million as of June 30, 2008. In late April, the Company borrowed $19.2 million to finance the majority of its IntraLase® lasers. The loan requires monthly payments over a five-year period at a fixed interest rate of 4.96%. As of September 30, 2008, the remaining outstanding balance of this loan was $17.8 million.

The par value of auction rate securities as of September 30, 2008 was $6.2 million, compared with $18.3 million as of December 31, 2007. LCA-Vision redeemed $12.1 million of auction rate securities at par value during the nine months ended September 30, 2008 and has redeemed another $500,000 at par value since the beginning of the fourth quarter of 2008. Based on a valuation of the remaining auction rate securities, certain instruments with a par value of $2.3 million were deemed to have other-than-temporary impairment, and LCA-Vision has recorded a $1.1 million loss on these investments within the consolidated statement of operations as of September 30, 2008. The remaining portfolio of auction rate securities, with a par value of $3.4 million, was deemed to have temporary impairment; for these, LCA-Vision has recorded an unrealized loss of $220,000, or $132,000 on an after-tax basis, within other comprehensive income, a component of stockholders’ investment, as of September 30, 2008. Due to the continuation of the unstable credit environment, the Company believes the recovery period for auction rate instruments will exceed 12 months. Accordingly, it has classified the fair value of the auction rate instruments that have not been redeemed subsequent to September 30, 2008, as long-term. The fair value and par value of the Company’s long-term auction rate instruments were $4.4 million and $5.7 million at September 30, 2008, respectively.

Share Repurchase
LCA-Vision did not repurchase any shares of its common stock during the first nine months of 2008 under the $50 million share repurchase plan that the Board of Directors authorized in August 2007. Approximately $40 million remains available for repurchase under this plan.

Conference Call and Webcast
As previously announced, a conference call and webcast will be held today, Tuesday, October 28, 2008, beginning at 10:00 a.m. (ET). To access the conference call, dial 866-322-1352 (United States and Canada) or 706-758-1564 (international callers). The webcast will be available at the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 800-642-1687 (United States and Canada) or 706-645-9291 (international callers) and enter the conference ID number: 679 31 057.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. These forward-looking statements in this release are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in our forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; the acceptance rate of new technology, and our ability to successfully implement new technology on a national basis; market acceptance of our services; the successful execution of marketing strategies to cost-effectively drive patients to our vision centers; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability; legal or regulatory action against us or others in the laser vision correction industry; our ability to profitably operate vision centers and retain qualified personnel during periods of lower procedure volumes; the relatively high fixed cost structure of our business; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings which will depend on a number of factors, including the worsening consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends. In addition, an ongoing FDA study about post-Lasik quality-of-life matters could potentially impact negatively the acceptance of Lasik. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our reports on Forms 10-K, 10-Q and 8-K. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 77 LasikPlus® fixed-site laser vision correction centers in 33 states and 59 markets in the United States and a joint venture in Canada. Additional Company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment.

            Transforming Lives Every Day.
For Additional Information

Company Contact: Barb Kise LCA-Vision Inc. 513-792-9292	Investor Relations Contact: Jody Cain Lippert/Heilshorn & Associates 310-691-7100

LCA-Vision Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenue -- Laser refractive surgery	$37,397	$74,584	$171,147	$222,933

Operating costs and expenses
Medical professional and license fees	8,201	12,344	34,222	37,738
Direct costs of services	17,686	23,304	62,532	72,399
General and administrative expenses	4,869	4,637	15,914	15,225
Marketing and advertising	8,294	17,208	43,744	50,100
Depreciation	4,508	2,961	13,375	7,758

Operating (loss) income	(6,161)	14,130	1,360	39,713

Equity in earnings from unconsolidated businesses	132	244	453	598
Net investment (loss) income	(724)	1,474	842	4,900
Other income (expense), net	-	-	18	(31)

(Loss) income before taxes	(6,753)	15,848	2,673	45,180

Income tax (benefit) expense	(2,036)	5,830	1,088	16,822

Net (loss) income	$(4,717)	$10,018	$1,585	$28,358

(Loss) income per common share
Basic	$(0.25)	$0.51	$0.09	$1.43
Diluted	$(0.25)	$0.51	$0.09	$1.41

Dividends declared per share	$-	$0.18	$0.24	$0.54

Weighted average shares outstanding
Basic	18,537	19,521	18,519	19,834
Diluted	18,537	19,754	18,572	20,147

LCA-Vision Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

Assets	September 30, 2008	September 30, 2007
Current assets
Cash and cash equivalents	$24,669	$17,614
Short-term investments	37,993	42,534
Patient receivables, net of allowance for doubtful accounts of $1,945 and $2,987	10,957	12,712
Other accounts receivable	2,260	5,941
Prepaid professional fees	1,105	1,872
Prepaid income taxes	2,880	6,391
Deferred tax assets	3,385	3,450
Prepaid expenses and other	5,238	5,076

Total current assets	88,487	95,590

Property and equipment	122,080	106,788
Accumulated depreciation and amortization	(66,139)	(52,872)
Property and equipment, net	55,941	53,916

Long-term investments	4,406	2,250
Patient receivables, net of allowance for doubtful accounts of $1,931 and $2,130	3,499	4,556
Deferred compensation plan assets	3,106	5,540
Investment in unconsolidated businesses	398	590
Deferred tax assets	14,044	13,561
Other assets	2,398	3,644

Total assets	$172,279	$179,647

Liabilities and Stockholders' Investment
Current liabilities
Accounts payable	$8,077	$10,396
Accrued liabilities and other	9,961	13,219
Deferred revenue	11,050	18,719
Income taxes payable	1,308	642
Debt obligations maturing in one year	7,281	3,941
Total current liabilities	37,677	46,917

Long-term debt obligations (less current portion)	15,331	2,012
Deferred compensation liability	3,067	5,516
Insurance reserve	9,689	8,493
Deferred revenue	15,830	23,110

Stockholders' Investment
Common stock ($0.001 par value; 25,193,866 and 25,114,244 shares issued and
18,547,417 and 18,482,658 shares outstanding as of September 30, 2008 and
December 31, 2007, respectively)	25	25
Contributed capital	173,540	172,965
Common stock in treasury, at cost (6,646,449 and 6,631,586 shares
at September 30, 2008 andDecember 31, 2007)	(114,632)	(114,427)
Retained earnings	31,735	34,597
Accumulated other comprehensive income	17	439

Total stockholders' investment	90,685	93,599

Total liabilities and stockholders' investment	$172,279	$179,647

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flow (Unaudited)
(Dollars in thousands)

	Nine Months Ended September 30,
	2008	2007
Cash flow from operating activities:
Net income	$1,585	$28,358
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,375	7,758
Provision for loss on doubtful accounts	4,303	4,383
Loss on investment	1,074	-
Deferred income taxes	(50)	9,927
Stock based compensation	966	3,623
Insurance reserve	1,196	1,684
Equity in earnings of unconsolidated affiliates	(453)	(598)
Changes in operating assets and liabilities
Patient receivables	(1,491)	(9,617)
Other accounts receivable	3,681	(2,934)
Prepaid income taxes	3,511	(5,365)
Prepaid expenses and other	(162)	1,400
Accounts payable	(2,319)	(1,313)
Deferred revenue, net of professional fees	(13,454)	(1,059)
Income taxes payable	666	-
Accrued liabilities and other	(2,499)	2,505

Net cash provided by operations	$9,929	$38,752

Cash flow from investing activities:
Purchase of property and equipment	(13,597)	(13,012)
Purchases of investment securities	(297,128)	(258,415)
Proceeds from sale of investment securities	297,433	260,328
Other, net	645	(77)

Net cash used in investing activities	$(12,647)	$(11,176)

Cash flow from financing activities:
Principal payments of capital lease obligations and debt	(4,328)	(3,873)
Proceeds from loan	19,184	-
Shares repurchased for treasury stock	(205)	(34,943)
Tax benefits related to stock-based compensation	(624)	1,107
Exercise of stock options	193	3,402
Dividends paid to stockholders	(4,447)	(10,658)

Net cash provided by (used in) financing activities	9,773	(44,965)

Increase (decrease) in cash and cash equivalents	7,055	(17,389)

Cash and cash equivalents at beginning of period	17,614	24,431

Cash and cash equivalents at end of period	$24,669	$7,042

LCA-Vision Inc.
Effect of the Change in Our Accounting for Deferred Revenues on Financial Results
(dollars in thousands)

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the differences between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue

Reported	$37,397	$74,584	$171,147	$222,933
Adjustments

Warranty revenue deferred into future	-	-	-	20,054
Amortization of prior deferred revenue	(4,404)	(7,706)	(14,950)	(21,231)
Adjusted revenue	$32,993	$66,878	$156,197	$221,756

Operating Income

Reported	$(6,161)	$14,130	$1,360	$39,713
Adjustments
Impact of warranty revenue deferral	(4,404)	(7,706)	(14,950)	(1,177)
Professional fees deferred into future	-	-	-	(2,005)
Amortization of prior professional fees	440	771	1,495	2,123
Adjusted operating (loss) income	$(10,125)	$7,195	$(12,095)	$38,654